Exhibit 10.43
Tax Matters
                                    SCHEULE C
                                       To
                          SECONDED AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                               TONKIN SPRINGS LLC

                                   TAX MATTERS

                                    ARTICLE I
                             EFFECT OF THIS EXHIBIT

     This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control. It is acknowledged that a new tax partnership will be deemed to be formed with the purchase by BACTECH NEVADA CORPORATION of its interest in the Tonkin Springs LLC ("Old TSLLC").

                                   ARTICLE II
                               TAX MATTERS PARTNER

     2.1 Designation of Tax Matters Partner. BACTECH NEVADA CORPORATION ("BACTECH") is hereby designated the tax matters partner (the "TMP") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 ("the Code") and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP, TSVLP and USEC shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

     2.2 Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with
Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

     2.3 Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests,



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each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

     2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member of such intended action.

     2.5 Requests for Administrative Adjustments. Neither Member shall file, pursuant to ss. 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Members. If the other Members agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member(s), or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the TMP, may file that request for administrative adjustment on its own behalf.

     2.6 Judicial Proceedings. Either Member intending to file a petition under
Section 6226, 6228 or other Sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. If all Members do not agree on the appropriate forum, then the TMP shall choose the forum. If any Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Members of such intended action.

     2.7 Settlements. The TMP shall not bind the other Members to a settlement agreement without first obtaining the written consent of such Members. Any Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of settlement.

     2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. Any Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

     2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Member's interest in the Company and shall remain binding on the Members for a


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period of time necessary to resolve with the Internal Revenue Service or the
Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

                                   ARTICLE III
                          TAX ELECTIONS AND ALLOCATIONS

     3.1 Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by all Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. ss. 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Members recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Members for their review a copy of each proposed income tax return at least two weeks prior to the date the return is filed but in no event later than August 15th of the year the return is required to be filed.

     3.2 Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

         (a) To use the accrual method of accounting.

         (b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, TSVLP and USEC represents that their taxable year is the year ending December 31 and BACTECH represents that its taxable year is the year ending December 31.

         (c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.

         (d) Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

         (e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

         (f) To adjust the basis of property of the Company under Section 754 of the Code at the request of any Member;

         (g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;



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         Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

         Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member's election to capitalize all or any portion of such expenses shall not affect the Member's Capital Account.

     3.3 Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

         (a) Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

         (b) Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

         (c) Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

         (d) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

         (e) Gross income on the sale of Products shall be allocated in accordance with the Members' rights to share in distributions pursuant to
Section 4.1 of the Agreement.

         (f) For each taxable year of the Company, net gains on the sale of all or any part of the Assets of the Company, other than Products, shall be allocated so that, to the extent possible, the Members' resulting Capital Account balances are in the same ratio as the ratio in which the parties would share, under Section 4.1 of the Agreement, in distributions, after a distribution as of the last day of the taxable year of an amount equal to the proceeds of all such sales for the taxable year. For each taxable year of the Company, net losses on the sale of all or any part of the Assets of the Company, other than Products, shall be allocated so that, to the extent possible, the Members' resulting Capital Account balances are in the same ratio as their Ownership Interests as of the last day of the taxable year. For purposes of this Paragraph (f), the term "sale" shall include deemed sales pursuant to Paragraph 4.1, the abandonment of any Assets, exchanges of Assets, and all similar transactions.



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         (g) The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph.

         (h) All deductions and losses that are not otherwise allocated in this Paragraph 3.3 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss. Deductions and losses for which no Member has made a contribution to the cost thereof shall be allocated in proportion with the balances in the Capital Accounts.

         (i) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

         (j) All other items of income and gain shall be allocated to the Members in accordance with the Members' rights to share in distributions pursuant to Section 4.1 of the Agreement.

         (k) If the Members' Ownership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by
Section 706 of the Code, and (2) agreed by both all Members. If the Members cannot agree on a method, the method shall be determined by the Manager in consultation with the Company's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

         (l) For purposes of this Paragraph 3.3, items financed through indebtedness of the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Ownership Interests. "Nonrecourse deductions," as defined by Treas. Reg. ss. 1.704-2(b)(1) shall be allocated among the Members in proportion to their Ownership Interests. For purposes of this Paragraph 3.3, items financed through revenues of the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their rights to share in the distribution of such revenues pursuant to Section 4.1 of the Agreement.

     3.4 Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members' Capital Accounts.

         (a) If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. ss.


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1.704-1(b)(2)(ii)(d)(4), ss.1.704-1(b)(2)(ii)(d)(5) or ss.
1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member(s) as quickly as possible. For the purposes of this Subparagraph 3.4(a), each Member's Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. ss. 1.704-2(g)(1) and 1.704-2(i)(5).

         (b) If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member's share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. ss.1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner's share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. ss.1.704-2(i)(4). Pursuant to Treas. Reg. ss. 1.704-2(i)(1), deductions attributable to "partner nonrecourse liability" shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

         (c) If the allocation of deductions to any Member would cause such Member(s) to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

     3.5 Curative Allocations. The allocations set forth in Paragraph 3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

     3.6 Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

         (a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes


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of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

         (b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among all Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing member to the extent of built-in gain or loss, respectively, as determined under Treas. Reg. ss. 1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. ss. 1.704-3 which most closely approximates the allocations set forth in Paragraphs 3.3, 3.4 and 3.5.

         (c) Depletion deductions with respect to contributed property to either Company or Old TSLLC shall be determined without regard to any portion of the property's basis that is attributable to pre-contribution expenditures by TSVLP and/or USEC that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to pre-contribution expenditures by TSVLP and/or USEC shall be calculated under such Code Sections as if TSVLP continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to TSVLP and/or USEC.

         (d) The Members understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

                                   ARTICLE IV
                          CAPITAL ACCOUNTS; LIQUIDATION

     4.1 Capital Accounts.

         (a) A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (i) the amount of money contributed by the Member(s) to the Company, (ii) the fair market value of property contributed by the Member(s) to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752 and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by
(iv) the amount of money distributed to the Member(s) by the Company, (v) the fair market value of property distributed to the Member(s) by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member(s) under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly



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chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

         (b) In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. ss. 1.704-1(b) (2)(iv)(g).

         (c) In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. ss.1.704-1(b)(2)(iv)(1).

         (d) In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

         (e) TSVLP and USEC have contributed to the Old TSLLC certain depletable properties with respect to which TSVLP and USEC currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the Company's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property was recorded in the Capital Accounts of Old TSLLC to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e).

         (f) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2.



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         (g) If the Members so agree, upon the occurrence of an event described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. ss. 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Members' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).

     4.2 Liquidation. In the event the partnership created pursuant to Paragraph
3.1 is "liquidated" within the meaning of Treasury Regulation Section 1.704-1
(b)(2)(ii)(g) then, notwithstanding any other provision of this Agreement to the contrary, (except for Paragraph 4.3, which shall apply, if otherwise applicable) the following steps shall be taken:

         (a) The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C as if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by the Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by all Members.

         (b) Following the adjustments described in Subparagraph (a) above, any Member with a negative balance in its Capital Account may but is not required to contribute an amount of cash to the Company sufficient to achieve a zero balance in its Capital Account.

         (c) Following the adjustments described in Subparagraphs (a) and (b) above, if the Capital Account Balance of any Member (stated as a percentage of the Capital Account Balances of all Members) is not equal of the Member's Ownership Interest, then any Member whose capital Account Balance is less than its Members' Ownership Interest shall have the option, but not the obligation, upon ten (10) days notice by the Manager, to contribute a sufficient amount of cash to the Company to cause its Capital Account Balance and Members' Ownership Interest and Participating Interest to be in parity.

         (d) After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts. Unless otherwise expressly agreed by all Members, each Member shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Member's Capital Account to the


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total of all the Members' Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Paragraph 4.2. (a) above.

         (e) All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. ss. 1.704-1(b)(2)(ii)(b)(2) and (3).

     4.3 Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the "liquidation" of the Company results from a deemed termination under
Section 708(b)(1)(B) of the Code, then (i) Paragraph 4.2 shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

                                    ARTICLE V
                               SALE OR ASSIGNMENT

     The Members agree that if either one of them makes a sale or assignment of its Ownership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member(s) shall indemnify the non-terminating Member(s) and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member(s) caused by the termination of the Company.





















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